SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  September 9, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 8, 1998:

                     PHASE 3 RESULTS FOR MEDIMMUNE'S SYNAGIS
                             PUBLISHED IN PEDIATRICS

Gaithersburg, MD, September 8, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today announced that results from the IMpact-RSV study, the pivotal phase 3 clinical trial of Synagis (palivizumab), have been published in the medical journal Pediatrics. As the official journal of the American Academy of Pediatrics, Pediatrics is the most widely read periodical specializing in pediatric medicine with a circulation of 60,000 including pediatricians and other health care professionals.

In the study, the primary endpoint of the trial was achieved: administration of Synagis resulted in a 55 percent reduction (p=0.00004) in hospitalization caused by respiratory syncytial virus (RSV). Synagis was recently approved for marketing by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus
(RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). RSV is the most common cause of pneumonia and bronchiolitis in infancy and early childhood. Synagis is expected to be launched in the United States during the next few weeks to protect babies during the upcoming RSV season.

"The IMpact-RSV trial and its publication are the culmination of years of work by pediatric investigators who participated in the clinical development of Synagis throughout the world," commented Edward M. Connor, MD, Vice President, Clinical Research at MedImmune. "The data presented in the Pediatrics paper represents a milestone in the fight to prevent the serious consequences of RSV infection in premature babies. We are proud to know that many of these fragile premature infants will be able to benefit from this breakthrough product."

The article, titled "Palivizumab, a Humanized Respiratory Syncytial Virus Monoclonal Antibody, Reduces Hospitalization From Respiratory Syncytial Virus Infection in High-risk Infants," is published in this month's, Pediatrics, Vol. 102, No. 3 pp. 531-537. An abstract of the article can be found at http://www.pediatrics.org/current.shtml#article.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, certain high-risk infants such as premature infants and children with bronchopulmonary dysplasia (BPD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. Each year in the United States, more than 90,000 infants are hospitalized with RSV disease. The mortality rate of hospitalized infants with RSV infection of the lower respiratory tract is about 2 percent. There are approximately 325,000 infants at high risk of acquiring severe RSV disease in the U.S. In the Northern Hemisphere, the RSV season typically commences in October and lasts through March or April. Synagis, a humanized monoclonal antibody, is administered by intramuscular injection at 15 mg/kg and is given once per month during anticipated periods of RSV prevalence in the community.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune now will market three products through its hospital-based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect MedImmune's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            September 9, 1998